Tortoise Capital Resources Corp. Schedules Earnings Release for First Quarter Ended Feb. 29, 2008

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – March. 26, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO) announced that on Wednesday, April 09, 2008 it will report its earnings results for the first quarter ended Feb. 29, 2008.

The company will host a conference call at 4 p.m. CDT on Wednesday, April 09, 2008 to discuss its first quarter financial results. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (800) 218-4007

International:  (303) 262-2194

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 6:00 p.m. CDT on April 09, 2008 and continuing until 11:30 p.m. CDT April 22, 2008, by dialing (303) 590-3000 (U.S./Canada).  The replay access code is 11110704#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through April 09, 2009.

Annual Stockholders’ Meeting

The company will discuss financial results at its Annual Stockholders’ Meeting on April 21, 2008 at 11 a.m. CDT at the Doubletree Hotel, 10100 College Blvd, Overland Park, Kan.

For those unable to attend the meeting, a conference call will be provided.  Please dial-in approximately five to 10 minutes prior to the scheduled start time:

U.S./Canada: (800) 218-0713

International:  (303) 262-2139

The meeting will also be webcast in a listen-only format. The link to the webcast and supplemental information will be accessible at www.tortoiseadvisors.com.

A replay of the meeting will be available beginning at 1 p.m. CDT on April 21, 2008 and continuing until
11:30 p.m. CT May 6, 2008, by dialing (800) 405-2236 (U.S./Canada).  The replay access code is 11107205#.
A replay of the webcast will also be available on the company’s Web site at www.tortoiseadvisors.com through April 21, 2009.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on the energy sector. As of Feb. 29, 2008, the adviser had approximately $2.8 billion of energy assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com